Exhibit 10.5

Non-Qualified

Organizers

COMMERCE UNION BANCSHARES, INC.

Springfield, Tennessee

AMENDED AND RESTATED ORGANIZERS STOCK OPTION AGREEMENT

Grant Date: August 23, 2006

THIS AMENDED AND RESTATED ORGANIZERS STOCK OPTION AGREEMENT (this “Agreement”) is dated as of April 1, 2015, and effective as of the date of the First Amendment (as defined below, by and between Commerce Union Bancshares, Inc. (the “Company”), and [—] (“Optionee”)).

WHEREAS, the Company and Optionee entered into that certain Organizers Stock Option Agreement (the “Original Stock Option Agreement”), dated August 23, 2006 (the “Grant Date”), pursuant to which Commerce Union Bank (the “Bank”) issued the Optionee the option to purchase up to [—] shares of the Bank’s common stock (the “Bank Stock”) under that certain Commerce Union Bank Stock Option Plan, as amended and/or restated (the “Bank Plan”); and

WHERAS, the Company and the Bank entered into that certain Agreement and Plan of Share Exchange (the “Share Exchange Agreement”), dated April 25, 2011, pursuant to which, as of June 6, 2012, the Company assumed all of the responsibilities and obligations of the Bank with respect to all Bank Stock Options (as defined in the Share Exchange Agreement), including, without limitation, the Bank’s responsibilities and obligations under the Original Stock Option Agreement; and

WHEREAS, the Original Stock Option Agreement was subsequently amended by that certain First Amendment to the Organizer Stock Option Agreement, dated June 19, 2014 (the “First Amendment”), to, among other things, reflect that the Option (as hereinafter defined) is now exercisable for shares of common stock of the Company (the “Stock”), pursuant to the Commerce Union Bancshares, Inc. Amended and Restated Stock Option Plan (the “Plan”) rather than for shares of Bank Stock pursuant to the Bank Plan; and

WHEREAS, the Company and the Optionee now desire to amend and restate the Original Stock Option Agreement, as previously amended, in order to set forth its terms in a single document, to extend the period of time in which a departing director has to exercise his or her Options, to allow the board of directors to amend or modify this Agreement without the Optionee’s consent where such amendment is not adverse to the Optionee, and to make certain other conforming and technical amendments thereto.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the Company and the Optionee agree as follows:

1. Grant of Option. Subject to the terms and conditions of this Agreement, the Bank previously granted the Optionee the right and option to purchase a number of shares of Bank Stock equal to the number of shares of Bank Stock purchased by the Optionee in the initial offering of the Bank Stock, or [—] shares of Stock, at an exercise price of $10.00 per share, the fair market value of the Bank Stock as of the Grant Date (the “Option”), which was subsequently converted into the right to purchase Company Stock. This Agreement shall be limited and construed as necessary in order that this Option may be treated as a Non-Qualified Stock Option for federal income tax purposes and not be treated as an Incentive Stock Option.

2. Vesting. This Option vested immediately upon grant under the Original Stock Option Agreement.

3. Option Term. Subject to the terms of paragraph 4, the Option may be exercised at any time with respect to shares of Stock as to which it has vested prior to the close of business on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”). To the extent not exercised, this Option shall expire as of that date.

4. Exercise of Option.

(a)	The Optionee may exercise any vested portion of the Option prior to the Expiration Date by transmitting notice of exercise and the required payment by mail or hand-delivery to the President of the Company, specifying the number of shares of Stock to be purchased and the exercise price tendered in payment for the shares in accordance with subparagraph (b) below. Such exercise shall be deemed effective upon the Optionee placing in the mail or hand-delivering such written notice together with the required payment.

(b)	Payment of the exercise price for the number of shares of Stock as to which the Option is exercised shall be in cash or certified or cashier’s check payable to the order of the Company, in an amount equal to the exercise price per share multiplied by the number of shares as to which the Option is exercised.

(c)	[intentionally blank]

(d)	In the event of the death of the Optionee while serving as a director of either the Company or the Bank or within three (3) months after ceasing to serve as a director of each of the Company and the Bank, any vested portion of the Option may be exercised at any time within one year after the date of death by the personal representative of the estate of the Optionee or by any person who has acquired the Option from the Optionee by bequest or inheritance. To the extent not exercised by the close of the business day of such date, this Option shall expire as of said date.

5. [intentionally blank]

6. Adjustment Upon Changes in Capitalization.

(a)	If at any time during the period when this Option may be exercised, the Company shall declare or pay a dividend(s) payable in shares of its Stock (or any security convertible into or granting rights to purchase shares of such Stock) or split the then outstanding shares of its Stock into a greater number of shares, the number of shares of Stock which may be purchased upon the exercise of this Option in effect at the time of taking a record for such dividend or at the time of such stock split shall be proportionately increased and the option price per share proportionately decreased as of such time; and conversely, if at any time the Company shall reduce the number of outstanding shares of its Stock by combining such shares into a smaller number of shares, the number of shares which may be purchased upon the exercise of this Option at the time of such action shall be proportionately decreased and the Option price per share proportionately increased as of such time.

(b)

If the Company consolidates with or merges with or into another corporation (whether or not the Company shall be the surviving entity), or sells all or substantially all of its assets as part of a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, or reclassifies or reorganizes its capital structure (except a stock dividend, split, or combination covered by subparagraph (a) hereof), the number of shares of Stock subject to this Option shall be increased or decreased to reflect the number of shares to which the Optionee would have been entitled to receive in connection with such transaction if the shares subject to this Option had been issued and held by Optionee on the record date for such transaction. Notice of such consolidation, merger, sale, reclassification, or reorganization and of said provisions proposed to be made shall be mailed to the Optionee not less than thirty (30) days prior to such record date. As a condition to any reorganization, reclassification, consolidation, merger or sale, in which the Company is not the survivor, the Company or any successor, surviving or purchasing corporation, as the case may be, shall agree that it is bound by this Option, that it will satisfy all of the obligations of the Company hereunder and that the Optionee shall have the right, upon exercise of this Option, on the terms and conditions hereof, to receive the kind and amount of stock, securities or assets receivable by a shareholder upon such reorganization, reclassification, consolidation, merger or sale, including the number of shares of Stock issuable upon exercise of this Option immediately prior to such reorganization, reclassification, consolidation, merger or sale, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this subparagraph (b); provided, however, that Optionee shall be required to exercise all such options within twenty-four (24) months from the date of such reorganization, reclassification, consolidation, merger, or sale.

(c)	Provided there exists a sufficient number of shares of Stock subject to the Plan, if, at any time, the Company increases the number of shares of Stock issued and outstanding above the number issued and outstanding as of the date hereof (except a stock dividend, split or combination covered by subparagraph (a) hereof), this Agreement shall be modified so as to grant additional Options for the number of shares necessary to bring the total number of shares subject to this Agreement to the same pro rata percentage of the outstanding shares of Stock of the Company as of the Grant Date of this Option. Such additional Options shall be on the same terms as provided in this Agreement. The exercise price to the Optionee for any additional shares which become subject to this Option shall be determined by the Board of Directors of the Company at the time of such issue, but in no event shall the exercise price of those shares be less than Fair Market Value (as such term is defined in the Plan) on the date of the grant.

7. Delivery of Stock Certificates. As soon as practicable after an exercise hereunder, in whole or in part, and in no event later than five (5) business days after an effective exercise and payment in full of the exercise price for the number of shares of Stock to be purchased, the Company at its expense shall cause to be issued in the name of and delivered to the Optionee a stock certificate, validly issued, for the number of duly authorized, fully paid and nonassessable shares of Stock to which the Optionee is entitled upon such exercise.

8. Reservation of Shares. Except as otherwise restricted by the Plan, the Company shall at all times reserve and keep available a number of its authorized but unissued shares of its Stock sufficient to permit the exercise in full of this Option.

9. Reservation of Rights by Company. When a transfer of Stock subject to this Option conflicts or is inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Company reserves the right to refuse to transfer such Stock, and shall return any tendered Option price therefor.

10. No Rights or Liabilities as Shareholder. The Optionee shall have no rights or any obligations or liabilities as a shareholder of the Company with respect to any shares which may be purchased upon exercise of this Option unless and until a certificate representing such shares is duly issued and delivered to the Optionee.

11. Transferability. The Option shall be transferable and assignable by the Optionee, the Option having been granted in consideration of Optionee’s contributions of capital and time and other valuable services during the organization of the Bank. It is expressly determined by the board of directors of the Company that the Option is not granted to Optionee as compensation for Optionee’s continued service on the Company’s or the Bank’s board of directors.

12. Plan Terms. The terms of the Plan, pursuant to which this Agreement is made, are incorporated herein by reference and expressly made a part of this Agreement. In the event of any contradiction or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control. Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Plan.

13. Rule 16b-3. This Agreement and the Option granted hereunder shall be limited and construed in such respects as may be necessary in order that it will receive the full benefit of the exemption from liability provided by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation to the extent applicable.

14. Governing Law. This Agreement is to be construed and enforced in accordance with and governed by the procedural provisions and substantive law of the State of Tennessee.

15. Miscellaneous.

(a)	Unless the amendment constitutes an action adverse to the Optionee, this Agreement may be amended or otherwise modified by the Board of Directors of Commerce Union Bancshares, Inc., as it deems appropriate, without the consent of the Optionee. An amendment or other modification deemed adverse to the Optionee must be evidenced in writing and signed by both an authorized officer of the Company and the Optionee, or his or her duly appointed attorney-in-fact.

(b)	All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses as recorded in the official stockholder records of the Company or at such other address as the parties may from time to time provide to each other in writing.

(c)	The grant of the Option under this Agreement was intended to be excepted from the requirements of Code section 409A as a nonstatutory stock option that did not provide for the deferral of compensation pursuant to Treasury Regulations section 1.409A-1(b)(5)(i)(A), and this Agreement shall be interpreted consistent with that intent. This amendment and restatement of the Agreement (and any previous amendment thereto) is intended not to constitute a modification or extension of a stock right pursuant to Treasury Regulations section 1.409A-1(b)(5)(v) and this Agreement (and any previous amendment thereto) shall be interpreted consistent with that intent.

IN WITNESS WHEREOF, the Company and the Optionee have duly executed this Amended and Restated Organizers Stock Option Agreement as of the date first above written.

COMMERCE UNION BANCSHARES, INC.	OPTIONEE

By:
William Ronald DeBerry	[name of optionee]
President and CEO

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